Exhibit 10.1

AGREE REALTY CORPORATION

2014 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (the “Agreement”) is by and between AGREE REALTY CORPORATION, a Maryland corporation (the “Company”), and __________, an employee of the Company (the “Grantee”).

This Agreement certifies that, effective on ___________ (the “Grant Date”), the Company’s Board of Directors or Compensation Committee of the Company’s Board of Directors (the “Committee”) granted to Grantee this restricted stock award (the “Restricted Stock”) representing ______ shares of Common Stock of the Company, par value $0.0001 per share (the “Common Stock”), pursuant to the Agree Realty Corporation 2014 Omnibus Incentive Plan (the “2014 Omnibus Incentive Plan”) and further subject to the restrictions set forth in this Agreement. Any defined terms not defined herein shall have the meanings assigned to such terms in the 2014 Omnibus Incentive Plan. The value of this restricted stock award is estimated to be $____ per share.

The Grantee delivers herewith a stock power duly endorsed in blank. The stock power will be returned to the Grantee when all restrictions on the Restricted Stock have expired as provided in Section 2 hereof.

In consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Grantee hereby agree as follows:

SECTION 1.          Issuance of Restricted Stock.

1.1           As soon as practicable after receipt from the Grantee of this executed Agreement, the Company shall issue in the name of the Grantee book entry shares or five stock certificates each representing one-fifth of the total number of Restricted Stock, each of which certificates shall remain in the possession of the Company until the Restricted Stock represented thereby are free of the restrictions set forth in Section 2 hereof. Upon the execution of this Agreement, Grantee shall be deemed to have all the rights of a holder of Common Stock with respect to the Restricted Stock (including, without limitation, dividend and voting rights) as of the Grant Date.

1.2           In accordance with Section 13 of the 2014 Omnibus Incentive Plan, the number of shares of Restricted Stock shall be proportionately adjusted by the Administrator in the event of any reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, merger, consolidation or any other change in the corporate structure or shares of the Company. The restrictions set forth in Section 2.1 hereof shall apply to any shares of common stock or other securities of the Company which may be acquired by the Grantee in respect of the Restricted Stock.

SECTION 2.          Restrictions.

2.1           The Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of prior to the applicable Expiration Date as provided in Section 2.2 hereof.

2.2           Unless terminated earlier pursuant to Section 2.3 hereof, the restrictions set forth in Section 2.1 hereof shall expire with respect to one-fifth of the total number of shares of Restricted Stock on each of the first, second, third, fourth and fifth anniversaries of __________ (the “Expiration Dates”). As soon as practicable after each Expiration Date, the Company shall either (i) deliver certificate(s) representing the shares of Common Stock vested as of such period to the Grantee or its designee (and such certificate shall be registered in the name of the Grantee), (ii) have the appropriate number of shares of Common Stock credited to the Grantee in book-entry form, or (iii) have the shares of Common Stock held pursuant to instructions provided by the Grantee.

2.3           The restrictions set forth in Section 2.1 hereof shall lapse immediately upon a Change of Control. Further, the Committee may, in its sole discretion when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Grantee’s Restricted Stock.

SECTION 3.          Termination. Except as determined by the Committee at any time, upon the failure of the Grantee to be employed by the Company or any of its affiliates for any reason, all unvested Restricted Stock shall be forfeited by the Grantee to the Company without the payment of any consideration by the Company. Upon forfeiture, the Company shall cancel, or cause the transfer agent to cancel, the stock certificate or book-entry relating to the unvested Restricted Stock. Notwithstanding the foregoing, all unvested Restricted Stock shall vest immediately upon the occurrence of Grantee’s death.

SECTION 4.          Registration and Transfer. The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock subject to this Agreement. The Company intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, the Grantee will not be able to transfer or sell shares issued pursuant to this Agreement unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. The Grantee agrees that any resale by him or her of the shares of Common Stock issued pursuant to this Agreement will comply in all respects with the requirements of all applicable securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder) and any other law, rule, or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Company will not be obligated to either issue the shares or permit the resale of any shares if such issuance or resale would violate any such requirements. Grantee further agrees that the Company may place a legend upon each certificate representing the Restricted Stock acquired hereunder, which legend will refer to the restrictions on transferability contained or referred to herein.

SECTION 5.          Right of Discharge Reserved. Nothing in the 2014 Omnibus Incentive Plan or in this Agreement shall confer upon the Grantee the right to continue in the employ or service of the Company or affect any right which the Company may have to terminate the employment or service of the Grantee.

SECTION 6.          2014 Omnibus Incentive Plan. The grant of Restricted Stock and the other terms and conditions set forth herein are subject in all respects to the terms and conditions set forth in the 2014 Omnibus Incentive Plan. All interpretations or determinations of the Administrator shall be binding and conclusive upon the Grantee for any question arising hereunder or under the 2014 Omnibus Incentive Plan. Grantee hereby acknowledges that he or she has received a copy of the 2014 Omnibus Incentive Plan and the Plan prospectus.

Notwithstanding the foregoing, to the extent not prohibited by applicable law or the 2014 Omnibus Incentive Plan, the terms of any employment, severance or change in control agreement between the Grantee and the Company shall supersede the terms and definitions under the 2014 Omnibus Incentive Plan and this Agreement with respect to the Restricted Stock granted hereunder.

SECTION 7.          Shareholder Rights. As of the date hereof and until the date such restricted shares are vested, or are terminated or forfeited in accordance with this Award Agreement, the Grantee shall be entitled to all of the rights of a holder of Common Stock as if the outstanding restricted shares were so vested, including the right to vote and to receive dividends.

SECTION 8.          Withholding Obligations. At the time the Award vests, in whole or in part, and at any time thereafter as requested by the Company or any Affiliate, the Grantee hereby authorizes withholding from payroll and any other amounts payable to Grantee, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that may arise in connection with the vesting of Grantee’s Award. Grantee will not be entitled to receive, and neither the Company nor any Affiliate will have any obligation to issue, a certificate for any shares of Common Stock subject to this Award unless and until the tax withholding obligations of the Company and/or any Affiliate are satisfied.

SECTION 9.          Transfer of Personal Data. The Grantee authorizes, agrees and unambiguously consents to the transmission by the Company (or any Affiliate) of any personal data information related to the Restricted Stock awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Grantee.

SECTION 10.         Effect on Other Benefits. In no event will the value, at any time, of the Restricted Stock or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of, or other service providers to, the Company or any Affiliate unless otherwise specifically provided for in such plan.

SECTION 11.         Compliance with Laws. The issuance of the Restricted Stock or unrestricted shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Restricted Stock or any of the shares pursuant to this Agreement if any such issuance would violate any such requirements.

SECTION 12.         Section Headings. The Section headings contained herein are for purposes of convenience only and are not intended to define or limit the contents of said Sections.

SECTION 13.         Notices. Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Company at 31850 Northwestern Highway, Farmington Hills, MI 48334, attention: President, or at such other address as the Company may hereafter designate to the Grantee by written notice as provided herein. Any notice to be given to the Grantee hereunder shall be addressed to the Grantee at the address set forth beneath his signature hereto, or at such other address as he may hereafter designate to the Company by written notice as provided herein. Notices hereunder shall be deemed to have been duly given: (i) when personally delivered, (ii) three (3) days after having been mailed by registered or certified mail to the party entitled to receive the same, or (iii) one (1) day after having been mailed by a nationally recognized overnight courier.

SECTION 14.         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and the Grantee’s heirs and representatives of his estate.

SECTION 15.         Other Payments or Awards. Nothing contained in this Agreement shall be deemed in any way to limit or restrict the Company from making any award or payment to the Grantee under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

SECTION 16.         Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by, construed and enforced in accordance with the internal laws of said State, without giving effect to any choice of law or conflict of law provisions or rules that would cause the application of the laws of any jurisdiction other than the State of Maryland.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of __________ __, ____.

AGREE REALTY CORPORATION

By:
Joey Agree
Title: President and Chief Executive Officer

Grantee:

Address: